Exhibit 99.1

70 Maxess Road ▪ Melville, NY  11747
631-396-5000 ▪ Fax: 631-396-3016

U
FOR IMMEDIATE RELEASE

NU HORIZONS ELECTRONICS CORP. ANNOUNCES COMPLETION OF
AUDIT COMMITTEE INTERNAL INVESTIGATION

MELVILLE, NY, April 9, 2009 – Nu Horizons Electronics Corp. (NASDAQ/NM: NUHC) (“Nu Horizons” or the “Company”), a leading global distributor of advanced technology semiconductor, display, illumination, power and system solutions, today announced that the Audit Committee of its Board of Directors has completed its previously announced internal investigation of Nu Horizons’ business relationship with Vitesse Semiconductor Corporation (“Vitesse”).

Background

On April 26, 2006, Vitesse, one of Nu Horizons’ largest suppliers of semiconductor products, announced publicly that its Special Committee’s previously disclosed internal investigation into past stock option grants had uncovered additional accounting issues that required further investigation and Vitesse’s board of directors had determined that its previously reported financial statements for the three months ended December 31, 2005 and the three years ended September 30, 2005 and possibly earlier periods should not be relied upon. On December 19, 2006, Vitesse disclosed the Special Committee’s findings with additional specificity.

On September 29, 2006, Nu Horizons and its subsidiaries, including Titan Supply Chain Services (“Titan”), received a voluntary request for information from the SEC in connection with the SEC’s investigation entitled “In the Matter of Vitesse Semiconductor Corp.”  On April 13, 2007, Nu Horizons and Titan received subpoenas from the SEC in connection with the same matter.  The subpoenas required Nu Horizons and Titan to produce, among other things, documents relating to their business relationship with Vitesse.  Since receipt of the voluntary request, Nu Horizons and Titan have been fully cooperating with the SEC investigation.

Nu Horizons’ Audit Committee’s Internal Investigation

In April 2007, Nu Horizons’ Audit Committee commenced an internal investigation into the business relationship between Nu Horizons and Vitesse dating back to 2001 (the “Internal Investigation”).  The Internal Investigation was conducted by Gage Spencer & Fleming, LLP and FTI Consulting, Inc. The Internal Investigation included a review of a large volume of electronic and hard copy documents, forensic accounting analysis and interviews of Nu Horizons and Titan employees.

Based upon the evidence available to the Internal Investigation – which did not include access to Vitesse witnesses and internal documents – the Internal Investigation concluded that there is not presently sufficient evidence that Nu Horizons or its officers or employees aided and abetted in any alleged violations of the securities laws by Vitesse. Also, based upon the forensic accounting analysis conducted within the scope of the Internal Investigation, the Internal Investigation concluded that Nu Horizons appropriately adjusted its inventory for Vitesse product purchases, returns and sales. However, the Internal Investigation did find evidence of internal control, inventory management and record keeping deficiencies, including, but not limited to, entering into significant transactions with Vitesse with oral terms.  The Company, in consultation with the Audit Committee has remediated, or is in the process of remediating, these deficiencies.

Although the Internal Investigation is completed, if any new or additional evidence becomes available, the Audit Committee will promptly consider such evidence to determine whether any further investigation or action is warranted.  Nu Horizons understands that the SEC investigation of this matter is ongoing and Nu Horizons cannot predict the outcome of the SEC’s investigation or when such investigation will be completed.

Cautionary Statement Regarding Forward-Looking Statements
Except for historical information contained herein, the matters set forth in this news release are forward looking statements.  When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Nu Horizons or its management, identify forward-looking statements.  Such forward-looking statements are based on the current beliefs of Nu Horizons’ management, as well as assumptions made by and information currently available to its management.  Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as the level of business and consumer spending for electronic products, the amount of sales of the company’s products, the competitive environment within the electronics industry, the ability of Nu Horizons to integrate C-88 AS’ operations, the ability of the company to continue to expand its operations, the  level of costs incurred in connection with the company’s expansion efforts, the financial strength of the company’s customers and suppliers, the current economic and credit crisis and risks and costs related to the pending Vitesse-related SEC and related internal investigations.  Investors are also directed to consider other risks, costs and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.  Such statements reflect our current view with respect to the future and are subject to these and other risks, uncertainties and assumptions relating to Nu Horizons’ financial condition, results of operations, growth strategy and liquidity.  The company does not undertake any obligation to update its forward-looking statements.

About Nu Horizons Electronics Corp.
Nu Horizons Electronics Corp. is a leading global distributor of advanced technology semiconductor, display, illumination, power and system solutions to a wide variety of commercial original equipment manufacturers (OEMs) and Electronic Manufacturing Services providers (EMS). With sales facilities in 54 locations across North America, Europe and Asia and regional logistics centers throughout the globe, Nu Horizons partners with a limited number of best-in-class suppliers to provide in-depth product development, custom logistics and life-cycle support to its customers. Information on Nu Horizons and its services is available at http://www.nuhorizons.com

Company Contacts:
Kurt Freudenberg
Executive Vice President & Chief Financial Officer
Nu Horizons Electronics Corp.
kurt.freudenberg@nuhorizons.com
631-396-5000

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